Exhibit 10.3

SECOND LOAN MODIFICATION AGREEMENT

      This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of February 13, 2008, but effective as of December 27, 2007, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 (“Bank”) and VOXWARE, INC., a Delaware corporation with its chief executive office located at 168 Franklin Corner Road, Lawrenceville, New Jersey 08648 (“Borrower”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 3, 2007, but effective as of December 29, 2006, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of January 3, 2007, but effective as of December 29, 2006, by and between Borrower and Bank, and as amended by a certain First Loan Modification Agreement dated as of February 2, 2007, by and between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.    DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of December 29, 2003 (as amended, the "IP Security Agreement") (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

	1	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.6 thereof:

"2.1.6 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Equipment Line. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance, and no Equipment Advance may exceed one hundred percent (100%) of the total invoice for Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment. Notwithstanding the foregoing, the initial Equipment Advance (the "Initial Equipment Advance") hereunder may be used to reimburse Borrower for Eligible Equipment purchased on or after September 30, 2007, provided that, the Initial Equipment Advance is: (i) requested within twenty (20) days after the Effective Date, and (ii) in an amount not to exceed One Hundred Thousand Dollars ($100,000), in the aggregate. Unless otherwise agreed to by Bank, not more than twenty-five (25%) of the proceeds of the Equipment Line shall be used to finance Other Equipment. Each Equipment Advance, with the exception of three (3) Equipment Advances, must be in an amount equal to at least One Hundred Thousand Dollars ($100,000). After repayment, no Equipment Advance may be reborrowed.

(b) Repayment. In addition to the monthly payments of interest, as set forth in Section 2.3(a)(iii) below, the principal amount of each Equipment Advance is payable in thirty-six (36) consecutive equal monthly payments of principal beginning on the first Payment Date of the month following the Funding Date of such Equipment Advance and shall continue on each Payment Date thereafter. The final payment due on the applicable Equipment Maturity Date shall include all outstanding principal and all accrued unpaid interest.

(c) Prepayment Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If, during the term of this Agreement, any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then, if no Event of Default has occurred or is continuing, within ten (10) days following such Event of Loss, at Borrower’s option, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal owing with respect to the Financed Equipment subject to the Event of Loss; or (ii) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment."

2	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.3(a) thereof:

" (a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the one and three-quarters of one percentage points (1.75%) above the Prime Rate (which shall be reduced to one-half of one percentage point (.50%) above the Prime Rate, beginning on the first Payment Date following the occurrence of the Profitability Event), which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to two and one-quarter of one percentage points (2.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below."

and inserting in lieu thereof the following:

" (a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the one and three-quarters of one percentage points (1.75%) above the Prime Rate (which shall be reduced to one-half of one percentage point (.50%) above the Prime Rate, beginning on the first Payment Date following the occurrence of the Profitability Event), which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the one-half of one percentage point (0.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

            (ii)      Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to two and one-quarter of one percentage points (2.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal one and three-quarters of one percentage points (1.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

            (iii)      Equipment Line. Subject to Section 2.3(b), at Borrower's election, the principal amount outstanding for each Equipment Advance shall accrue interest at either: (i) the greater of (x) a floating per annum rate equal to one percentage point (1.0%) above the Prime Rate, or (y) six and three-quarters of one percent (6.75%), or (ii) a fixed per annum rate equal to eight and one-quarter of one percent (8.25%), determined by Bank as of the applicable Funding Date, which interest shall be payable monthly in accordance with Section 2.3(f)."

3	The Loan Agreement shall be amended by deleting the following appearing as Section 3.4 thereof:

"3.4      Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due."

and inserting in lieu thereof the following:

"3.4      Procedures for Borrowing.

      (a)      Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due."

(b) Equipment Advances. To obtain an Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile no later than 12:00 noon Eastern time five (5) Business Day before the day on which the Equipment Advance is to be made. A Payment/Advance Form must be: (i) signed by a Responsible Officer or designee, (ii) specify Borrower's election of either a Fixed Equipment Advance or a Floating Equipment Advance, (iii) include a copy of the invoice for the Equipment being financed, together with a UCC Financing Statement authorization covering the Financed Equipment described on Exhibit A, and (iv) such additional information as Bank may reasonably request at least five (5) Business Days before the proposed Funding Date. If Borrower satisfies the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account."

4	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7(b) thereof:

" (b) Minimum Quarterly Net Loss/Net Income. Borrower’s quarterly: (i) net losses shall not exceed: (A) Six Hundred Thousand Dollars ($600,000.00) for the quarter ending March 31, 2007; (B) One Million Dollars ($1,000,000.00) for the quarter ending June 30, 2007; and (C) Five Hundred Thousand Dollars ($500,000.00) for the quarter ending September 30, 2007, and (ii) net income shall be at least One Dollar ($1.00) for the Borrower’s quarter ending December 31, 2007 and as of the last day of each quarter thereafter. "

and inserting in lieu thereof the following:

" (b) Minimum Cumulative Net Loss/Net Income. Borrower’s quarterly: net losses (tested in arrears) shall not exceed: (A) ($750,000.00) for the quarter ending December 31, 2007; (B) ($650,000.00) for the quarter ending March 31, 2008, which amount shall be increased at the end of each quarter thereafter by One Hundred Thousand Dollars ($100,000) of cumulative Net Income after March 31, 2008."

5	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

""Borrowing Base" is seventy-five percent (75.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate (provided however, if Borrower is unable, at any time, to either: (i) maintain an Adjusted Quick Ratio of at least 1.50 to 1.0, or (ii) (a) maintain an Adjusted Quick Ratio of at least 1.15 to 1.0, and (b) at all times maintain unrestricted and unencumbered cash, in accounts with the Bank in amount of at least Two Million Dollars ($2,000,000.00), then the Borrowing Base will be seventy-five percent (75.0%) of Eligible Accounts, net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue), minus if Borrower's Adjusted Quick Ratio is less than 1.25 to 1.0, at any time, the outstanding Obligations under the Term Loan; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

"Credit Extension" is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amounts utilized for Cash Management Services, or any other extensions of credit by Bank for Borrower's benefit.

"Revolving Line Maturity Date" is December 28, 2007."

and inserting in lieu thereof the following:

""Borrowing Base is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate (provided however, if Borrower is unable, at any time, to either: (i) maintain an Adjusted Quick Ratio of at least 1.50 to 1.0, or (ii) (a) maintain an Adjusted Quick Ratio of at least 1.15 to 1.0, and (b) at all times maintain unrestricted and unencumbered cash, in accounts with the Bank in amount of at least Two Million Dollars ($2,000,000.00), then the Borrowing Base will be eighty percent (80.0%) of Eligible Accounts, net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue), minus if Borrower's Adjusted Quick Ratio is less than 1.25 to 1.0, at any time, the outstanding Obligations under the Term Loan; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

"Credit Extension" is any Advance, Equipment Advance, Letter of Credit, Term Loan, FX Forward Contract, amounts utilized for Cash Management Services, or any other extensions of credit by Bank for Borrower's benefit.

"Revolving Line Maturity Date" is February 11, 2009 [DATE WHICH IS 364 FROM THE 2008 CLOSING DATE]."

6	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

""2008 Closing Date" is February 13, 2008."

"Draw Period" is the period of time from the 2008 Closing Date through the earliest to occur of (a) May 31, 2008, or (b) an Event of Default.

"Eligible Equipment" is (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects and in which Bank has a first priority Lien.

"Equipment Advance" or "Equipment Advances" is defined in Section 2.1.6 (a).

"Equipment Line" is an Equipment Advance or Equipment Advances in an aggregate amount of up to Six Hundred Thousand Dollars ($600,000) outstanding at any time.

"Equipment Maturity Date" is, for each Equipment Advance, the date which is thirty-five (35) months after the first Payment Date with respect to such Equipment Advance.

"Event of Loss" is defined in Section 2.1.6(c).

"Financed Equipment" is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

"Initial Equipment Advance" is defined in Section 2.1.6(a).

"Net Income" means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, excluding non-cash stock compensation expenses, for such period taken as a single accounting period."

"Other Equipment" is leasehold improvements, transferable software licenses, and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses. "

7	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

4.    FEES. Borrower shall pay to Bank a modification fee equal to Thirteen Thousand Five Hundred Dollars ($13,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.    RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that said IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, and shall remain in full force and effect.

6.    RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of May 24, 2006, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7.    CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.    RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.    NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.   CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.   COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

VOXWARE, INC.		SILICON VALLEY BANK

By:	/s/ Scott Yetter	By:	/s/ Ryan Ravenscroft

Name:	Scott Yetter	Name:	Ryan Ravenscroft

Title:	CEO	Title:	VP

     The undersigned, VERBEX ACQUISITION CORPORATION, a Delaware corporation (“Guarantor”) hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of (A) a certain Unlimited Guaranty of the obligations of Borrower to Bank dated January 27, 2004 (the “Guaranty”), (B) a certain Security Agreement by Guarantor in favor of Bank dated January 27, 2004 (the “Security Agreement”);(ii) acknowledges, confirms and agrees that the Guaranty, and Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (iii) acknowledges, confirms and agrees that the obligations of Borrower to Bank under the Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

VERBEX ACQUISITION CORPORATION

By:	/s/ Scott Yetter

Name:	Scott Yetter

COMPLIANCE CERTIFICATE
TO:	SILICON VALLEY BANK	Date:
FROM:	VOXWARE, INC.

The undersigned authorized officer of Voxware, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R Agings	Monthly within 30 days	Yes No
Audit	Annually and within 45 days of Effective Date	Yes No
Board approved projections	Annually	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”) _______________________________________________________________________

Financial Covenant	Required	Actual	Complies
Minimum Cash Balances	$2,500,000.00	$	Yes No
Minimum Cumulative Net Loss/Net Income	$______*	$	Yes No

Adjusted Quick Ratio**	Actual
Minimum Adjusted Quick Ratio

* As set forth in Section 6.7(b) of the Agreement

** Note, this is not a financial covenant.

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Voxware, Inc.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:     Yes   No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated: ____________________

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.

I. Section 6.9(a) Minimum Cash Balance.

Borrower shall maintain:	(a) $2,500,000.00 in unrestricted and unencumbered cash in accounts with SVB, plus
(b) the aggregate of the Availability Amount, plus
(c) prior to the occurrence of an Event of Default, $500,000.00

Total $____________________

_______ No, not in compliance	_______ Yes, in compliance

II Section 6.9(b) Minimum Cumulative Net Loss/Net Income.

Borrower’s quarterly: (i) net losses shall not exceed:

(a) Six Hundred Thousand Dollars ($650,000.00) for the quarter ending December 31, 2007

Actual net losses: __________________

(b) Five Hundred Fifty Thousand Dollars ($550,000.00) for the quarter ending March 31, 2008;

Actual net losses:___________________

(c) Such amount shall be increased at the end of each quarter thereafter by One Hundred Thousand Dollars ($100,000) of cumulative Net Income after March 31, 2008:

Quarter ending	Actual net losses/Net Income
___________________ ___________________ ___________________	__________________________ __________________________ __________________________

_______ No, not in compliance	_______ Yes, in compliance

III. ADJUSTED QUICK RATIO

A.	Aggregate value of the unrestricted cash of Borrower	$_______
B.	Aggregate value of the net billed accounts receivable of Borrower	$_______
C.	Quick Assets (the sum of lines A and B)	$_______
D.	Aggregate value of Obligations to Bank	$_______
E.	Aggregate value of liabilities of Borrower (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$_______
F	Aggregate value of (i) the current portion of Subordinated Debt and Deferred Revenue and (ii) accrued bonuses due to employees
G.	Quick Liabilities (the sum of lines D, E minus F)	$_______
G.	Adjusted Quick Ratio (line C divided by line G)	________